Exhibit 21

                                  Subsidiaries

              Name                                   State of Incorporation
              ----                                   ----------------------
     Precision Aerotech, Inc.                              Delaware

         Speedring, Inc.                                   Delaware

         Speedring Systems, Inc.                           Delaware

     Teletrac Inc.                                         California